                                                                     EXHIBIT 2.2

                                ESCROW AGREEMENT

        THIS ESCROW AGREEMENT (the "Escrow Agreement") is entered into as of September 13, 2000, by and among Packeteer, Inc., a Delaware corporation ("Packeteer"), Kevin O'Neill (the "Workfire Stockholder Agent") on behalf of himself as the Workfire Stockholder Agent and the stockholders identified on Attachment A (the "Workfire Stockholders"), and U.S. Bank Trust National Association (the "Escrow Agent").

                                    RECITALS

        A. Packeteer, a Delaware corporation, Workfire Acquisition Corp., a wholly owned subsidiary of Packeteer ("Merger Sub"), Workfire.com, a Nevada corporation ("Holdings") and Workfire Technologies International, Inc., a Nevada corporation ("Workfire"), have entered into that certain Agreement and Plan of Merger and Reorganization dated as of July 13, 2000, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated September 8, 2000 (as amended, the "Merger Agreement"), pursuant to which Merger Sub is merging with and into Workfire and the Workfire Stockholders are receiving shares of common stock of Packeteer.

        B. The Merger Agreement contemplates the establishment of an escrow arrangement to secure the indemnification obligations of the Workfire Stockholders under the Merger Agreement.

                                    AGREEMENT

        The parties, intending to be legally bound, agree as follows:

        1. DEFINED TERMS. Capitalized terms used in this Escrow Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement.

        2. ESCROW AND INDEMNIFICATION.

            (a) SHARES AND STOCK POWERS PLACED IN ESCROW. At the Closing: (i) Packeteer shall issue such number of shares of Packeteer Stock determined by
Section 1.8 of the Merger Agreement, evidenced by one stock certificate of Packeteer issued in the name of the Escrow Agent, evidencing the shares of Packeteer Stock to be held in escrow in accordance with this Agreement. The shares of Packeteer Stock being held in escrow pursuant to this Agreement (the "Escrow Shares") shall constitute an escrow fund (the "Escrow Fund") with respect to the indemnification obligations of the Workfire Stockholders under the Merger Agreement. The Escrow Fund shall be held as a trust fund and shall not be treated as the property of Packeteer nor subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Workfire Stockholder or of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the "Escrow Account") subject to the terms and conditions of this Agreement.

            (b) VOTING OF ESCROW SHARES. The Escrow Agent shall agree to vote the Escrow Shares as directed by the Workfire Stockholder Agent.


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            (c) DIVIDENDS, ETC. Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall be held by the Escrow Agent in the Escrow. At the time any Escrow Shares are required to be released from the Escrow to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.

            (d) TRANSFERABILITY. No transfer of any of interests in the Escrow Shares by operation of law or otherwise shall be recognized or given effect until Packeteer and the Escrow Agent shall have received written notice of such transfer.

            (e) FRACTIONAL SHARES. No fractional shares of Packeteer Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement. In connection with any release of Escrow Shares from the Escrow, Packeteer and the Escrow Agent shall be permitted to "round down" or to follow such other rounding procedures as Packeteer or the Escrow Agent reasonably determines to be appropriate in order to avoid retaining any fractional share in the Escrow and in order to avoid releasing any fractional share from the Escrow.

        3. WORKFIRE STOCKHOLDER AGENT.

            (a) POWER OF ATTORNEY. Effective as of the Closing, Kevin O'Neill is hereby appointed as agent and attorney-in-fact (the "Workfire Stockholder Agent") for each Workfire Stockholder, for and on behalf of Workfire Stockholders, to give and receive notices and communications, to authorize delivery to Packeteer of shares of Packeteer Stock from the Escrow Fund in satisfaction of claims by Packeteer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Workfire Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Workfire Stockholders prior to the Closing, and after the Closing by the former Workfire Stockholders as of the Closing from time to time upon not less than thirty (30) days prior written notice to Packeteer; provided that the Workfire Stockholder Agent may not be removed unless holders in interest of two-thirds of the Escrow Fund agree to such removal. Any vacancy in the position of Workfire Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Workfire Stockholder Agent, and the Workfire Stockholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Workfire Stockholder Agent shall constitute notice to or from each of the Workfire Stockholders.

            (b) INDEMNIFICATION OF THE WORKFIRE STOCKHOLDER AGENT. The Workfire Stockholder Agent shall not be liable for any act done or omitted hereunder as Workfire Stockholder Agent while acting in good faith and in the exercise of reasonable judgment. The Workfire Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Workfire Stockholder Agent and hold the Workfire Stockholder Agent harmless against any loss, liability or expense incurred in good faith on the part of the Workfire Stockholder Agent and arising out of or in connection with the acceptance or administration of the Workfire Stockholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Workfire Stockholder Agent.


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            (c) ACTIONS OF THE WORKFIRE STOCKHOLDER AGENT. A decision, act, consent or instruction of the Workfire Stockholder Agent shall constitute a decision of all the Workfire Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Workfire Stockholders, and the Escrow Agent and Packeteer may rely upon any such decision, act, consent or instruction of the Workfire Stockholder Agent as being the decision, act, consent or instruction of each and every such Workfire Stockholder. The Escrow Agent and Packeteer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Workfire Stockholder Agent.

        4. ADMINISTRATION OF ESCROW ACCOUNT. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

            (a) If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9 of the Merger Agreement, such Indemnitee may, on or prior to the Termination Date, deliver a claim notice (a "Claim Notice") signed by any Authorized Officer (as defined below) of Packeteer (an "Officer's Certificate") to the Workfire Stockholder Agent and to the Escrow Agent. Each Claim Notice shall state that such Indemnitee believes that there is or has been a breach of a representation, warranty or covenant or other provision contained in the Merger Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under the Merger Agreement and contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the "Claimed Amount"). For purposes hereof, the term Authorized Officer shall refer to each of Packeteer's Chief Executive Officer, President and Chief Financial Officer.

            (b) Within 30 business days after delivery of a Claim Notice, the Workfire Stockholder Agent may deliver to the Indemnitee who delivered the Claim Notice and to the Escrow Agent a written response (the "Response Notice") in which the Workfire Stockholder Agent: (i) agrees that Escrow Shares having a "Stipulated Value" (as defined below) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee; (ii) agrees that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnitee; or (iii) indicates that no part of the Claimed Amount may be released from the Escrow Account to the Indemnitee. Any part of the Claimed Amount that is not to be released to the Indemnitee shall be the "Contested Amount." If a Response Notice is not delivered by the Workfire Stockholder Agent to the Indemnitee and the Escrow Agent within such 30 business-day period, the Workfire Stockholder Agent shall be deemed to have agreed that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released to the Indemnitee from the Escrow Account.

            (c) If the Workfire Stockholder Agent in the Response Notice agrees that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, or if a Response Notice is not delivered in accordance with Section 3(b), the Escrow Agent shall promptly following the receipt of the Response Notice (or, if a Response Notice is not duly delivered, promptly following the


                                       3.
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expiration of the 30 business-day period referred to in Section 3(b)), deliver to such Indemnitee such Escrow Shares.

            (d) If the Workfire Stockholder Agent in the Response Notice agrees that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to such Indemnitee Escrow Shares having a Stipulated Value equal to the Agreed Amount.

            (e) If any Response Notice indicates that there is a Contested Amount, the Workfire Stockholder Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Workfire Stockholder Agent shall resolve such dispute, a settlement agreement shall be signed by the Indemnitee and the Workfire Stockholder Agent and sent to the Escrow Agent, who shall upon receipt thereof, release Escrow Shares from the Escrow Account in accordance with such agreement.

            (f) If the Workfire Stockholder Agent and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 30 business days after the delivery of the Claim Notice, then the claim described in the Claim Notice shall be settled by binding arbitration in the County of Santa Clara in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Arbitration will be conducted by three arbitrators; one selected by Packeteer, one selected by the Workfire Stockholder Agent and the third selected by the first two arbitrators. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 60 calendar days after the appointment of the last of the three arbitrators and to use all reasonable efforts to cause the arbitrators' decision to be furnished within 95 calendar days after the appointment of the last of the three arbitrators. The arbitrators' decision shall relate solely to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover and to which party is the prevailing party in the arbitration. The final decision of the arbitrators shall be furnished to the Workfire Stockholder Agent, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Workfire Stockholder Agent, the Workfire Stockholders, the Indemnitee and the Escrow Agent and shall not be contested by any of them. The non-prevailing party (as determined by the arbitrator) in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses), provided, however, that if the non-prevailing party is the Workfire Stockholders such expenses may only be recovered from the Escrow Fund.

            (g) The Escrow Agent shall release Escrow Shares from the Escrow Account in connection with any Contested Amount within five (5) business days after the delivery to it of: (i) a copy of a settlement agreement executed by the Indemnitee and the Workfire Stockholder Agent setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount; or (ii) a copy of the award of the arbitrators referred to and as provided in Section 3(f) setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount.


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        5. RELEASE OF ESCROW FUND. If any Escrow Shares are to be released to any Indemnitee pursuant to this Escrow Agreement, the Escrow Agent shall be entitled to use a Stock Power held in the Escrow, and to take such other actions as the Escrow Agent determines to be necessary or advisable, to release and transfer Escrow Shares to such Indemnitee. Within five business days after the Termination Date, the Escrow Agent shall distribute to Boston Equiserve, or such other transfer agent specified by Packeteer in writing (the "Transfer Agent"), all of the Escrow Shares then held in escrow, for distribution by the Transfer Agent to the Workfire Stockholders pro rata in proportion to the number of Escrow Shares set forth on Attachment A; provided, however, that notwithstanding the foregoing, if, prior to the Termination Date, any Indemnitee has given a Claim Notice containing a claim which has not been resolved prior to the Termination Date in accordance with Section 3, the Escrow Agent shall retain in the Escrow Account after the Termination Date Escrow Shares having a Stipulated Value equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved. As soon as practicable upon resolution of such claim(s) under the terms of this Agreement, all Escrow Shares not distributed by the Escrow Agent pursuant to the preceding sentence shall be distributed according to the terms of this Agreement and in accordance with such resolution.

        6. VALUATION OF ESCROW SHARES, ETC.

            (a) STIPULATED VALUE. For purposes of this Escrow Agreement, the "Stipulated Value" of each Escrow Share means the Parent Average Stock Price as defined in the Merger Agreement.

            (b) STOCK SPLITS. All numbers contained in, and all calculations required to be made pursuant to, this Escrow Agreement shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Packeteer after the date hereof.

        7. FEES AND EXPENSES. The fees of the Escrow Agent, including (i) the normal costs of administering the Escrow as set forth on the Fee Schedule attached hereto as Attachment B and (ii) all fees and costs associated with the Escrow Agent's administration of Indemnification Claims, shall be paid by Packeteer. In the event that the Escrow Agent renders any service hereunder not provided for herein or there is any assignment of any interest in the subject matter of the Escrow or modification hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services by the party that is responsible for or requests such services.

        8. LIMITATION OF ESCROW AGENT'S LIABILITY.

            (a) The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement only and shall have no duty under any other agreement or document notwithstanding their being referred to herein or attached hereto as an exhibit. The Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Escrow Agreement, and no implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own willful misconduct or


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

negligence. In all questions arising under this Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

            (b) Packeteer hereby agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. This right of indemnification shall survive the termination of this Escrow Agreement, and the resignation of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by Packeteer.

            (c) If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions that are not resolved pursuant to Section 4 hereof, Escrow Agent will not be required to determine the controversy or to take any action regarding it. Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Escrow Agent's discretion, Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, Escrow Agent will not be liable for interest or damage. Furthermore, Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by Escrow Agent due to the interpleader action and which the Parties jointly and severally agree to pay. Upon initiating such action, Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

        9. TERMINATION. Packeteer's right to make claims for indemnification under this Escrow Agreement shall terminate one year from the date of the Closing (the "Termination Date").

        10. SUCCESSOR ESCROW AGENT; AUTOMATIC SUCCESSION.

            (a) In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Escrow Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Escrow Agreement. Such resignation shall take effect not less than 30 calendar days after it is given to all parties hereto. Packeteer may appoint a successor Escrow Agent only with the consent of the Workfire Stockholder Agent (which consent shall not be unreasonably withheld or delayed). The Escrow Agent shall act in accordance with written instructions from Packeteer as to the transfer of the Escrow Fund to a successor escrow agent.

            (b) Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its global escrow business, shall be the successor of Escrow Agent without the execution or filing of any paper of any further act on the part of any of the parties hereof, anything herein to the contrary notwithstanding.


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        11. MISCELLANEOUS.

            (a) NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

               if to the Workfire Stockholder Agent:

                      c/o Workfire Holdings, Inc.
                      1708 Dolphin Avenue, Suite 400
                      Kelowna, BC Canada V1Y 9S4
                      Telephone No. (250) 717-8966
                      Facsimile No. (250) 717-8946

                      with a copy to:

                      Dill, Dill, Carr, Stonbraker & Hutchings, P.C. 455 Sherman Street, Suite 300
                      Denver, CO 80203
                      Telephone No. (303) 777-3737
                      Facsimile No.: (303) 777-3823

               if to Packeteer:

                      Packeteer, Inc.
                      10495 North DeAnza Blvd.
                      Cupertino, California  95014
                      Attention:  David Yntema
                      Telephone No.: (408) 873-4518
                      Facsimile: (408) 873-4410

                      with a copy to:

                      Brobeck, Phleger & Harrison LLP
                      Two Embarcadero Place
                      2200 Geng Road
                      Palo Alto, CA  94303
                      Attention: John Montgomery and Dan Hansen
                      Telephone No. 650-424-0160
                      Facsimile No. 650-496-2921


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               if to the Escrow Agent:

                      U.S. Bank Trust National Association
                      Escrow Services
                      One California Street, Suite 2550
                      San Francisco, CA 94111
                      Attention:  Ann Gadsby
                      Fax:   (415) 273-4591
                      Tel:   (415) 273-4532


            (b) COUNTERPARTS. This Escrow Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

            (c) GOVERNING LAW; VENUE. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California without giving effect to principles of conflicts of laws. Any legal action or other legal proceeding relating to this Escrow Agreement or the enforcement of any provision of this Escrow Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Escrow Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the County of Santa Clara, California) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and
(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Escrow Agreement or the subject matter of this Escrow Agreement may not be enforced in or by such court. Nothing contained in this
Section 10(c) shall be deemed to limit or otherwise affect the right of any party hereto to commence any legal proceeding or otherwise proceed against any other party hereto in any other forum or jurisdiction.

            (d) SUCCESSORS AND ASSIGNS. This Escrow Agreement shall be binding upon: the Workfire Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and Packeteer and its successors and assigns (if any). This Escrow Agreement shall inure to the benefit of: the Workfire Stockholders; Packeteer; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing. Packeteer may freely assign any or all of its rights under this Escrow Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. None of the Workfire Stockholders or the Workfire Stockholder Agent shall be permitted to assign any of his rights or delegate any of his obligations under this Escrow Agreement without Packeteer's prior written consent.

            (e) WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a


                                       8.
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waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            (f) AMENDMENTS. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Packeteer, the Workfire Stockholder Agent and the Escrow Agent.

            (g) SEVERABILITY. In the event that any provision of this Escrow Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

            (h) ENTIRE AGREEMENT. This Escrow Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

            (i) CONSTRUCTION. For purposes of this Escrow Agreement, whenever the context requires: the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement. As used in this Escrow Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Escrow Agreement to "Sections" and "Attachments" are intended to refer to Sections of this Escrow Agreement and Attachments to this Escrow Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                                       9.
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        IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

                                         PACKETEER, INC.



                                         By:
                                             -----------------------------------
                                         Title:
                                               ---------------------------------

                                         WORKFIRE STOCKHOLDER AGENT


                                         ---------------------------------------
                                         Name:  Kevin O'Neill


                                         ESCROW AGENT

                                         U.S. BANK TRUST NATIONAL ASSOCIATION


                                         ---------------------------------------
                                         By:
                                             -----------------------------------
                                         Title:
                                               ---------------------------------


                                      10.

                              SIGNATURE PAGE TO THE
                    ESCROW AGREEMENT AMONG PACKETEER , INC.,
                THE WORKFIRE STOCKHOLDER AGENT, THE ESCROW AGENT
                          AND THE WORKFIRE STOCKHOLDERS




WORKFIRE STOCKHOLDERS:
                              --------------------------------------------------
                              Signature

                              By:
                                  ----------------------------------------------
                              Title:
                                    --------------------------------------------

                              Print or Type Name:
                                                 -------------------------------
                              Address:
                                       -----------------------------------------

                                       -----------------------------------------